  -----------------------------------------------------------------------------
  -----------------------------------------------------------------------------

                                   SCHEDULE 14A
                             SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                        THE SECURITIES EXCHANGE ACT OF 1934

                                 ----------------

  Filed by the Registrant [x]

  Filed by a Party other than the Registrant [ ]

  Check the appropriate box:

  [ ] Preliminary Proxy Statement
  [ ] Definitive Proxy Statement
  [x] Definitive Additional Materials
  [ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                 ----------------

                           SANTA FE PACIFIC CORPORATION
                 (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           SANTA FE PACIFIC CORPORATION
                    (NAME OF PERSON(S) FILING PROXY STATEMENT)

                                 ----------------

  Payment of Filing Fee (Check the appropriate box):(/1/)

  [ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
  [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
  [x] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1) Title of each class of securities to which transaction applies: Santa Fe Pacific Corporation common stock, par value $1.00 per share.
    2) Aggregate number of securities to which transaction applies: 186,523,992 shares of Santa Fe Pacific Corporation common stock.
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $52 3/8(/2/)
    4) Proposed maximum aggregate value of transaction: $2,637,682,402(/2/)

 (/1/) The filing fee previously was paid with the initial filing of the preliminary proxy materials on August 8, 1994.

 (/2/) For purposes of calculating the filing fee only. Upon consummation of the Merger, each outstanding share of Santa Fe Pacific Corporation common stock, par value $1.00 per share, will be converted into the right to receive 0.27 shares of Burlington Northern Inc. common stock, no par value. The proposed maximum aggregate value of the transaction described in the preliminary proxy materials is equal to one-fiftieth of one percent of $2,637,682,402 (calculated based on the number of shares of Santa Fe Pacific Corporation common stock outstanding as of June 30, 1994, the average of the high and low reported prices of Burlington Northern Inc. common stock on August 5, 1994 and the exchange ratio of 0.27).

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid: ..........
     2) Form, Schedule or Registration
        Statement No.: ...................
     3) Filing Party: ....................
     3) Date Filed: ......................

  ----------------------------------------------------------------------------
  ----------------------------------------------------------------------------

[LETTERHEAD OF SANTA FE PACIFIC]

FOR IMMEDIATE RELEASE                          MEDIA CONTACT: Catherine Westphal
#60                                                               (708) 995-6273
                                                                     Joele Frank
                                                     Abernathy MacGregor Scanlon
                                                                  (212) 371-5999

           SANTA FE BOARD REJECTS OCTOBER 30 UNION PACIFIC PROPOSAL


     SCHAUMBURG, ILLINOIS, NOVEMBER 2, 1994 - Santa Fe Pacific Corporation announced today that its board of directors voted unanimously to reject Union Pacific Corporation's October 30 non-binding hostile proposal to acquire Santa Fe.

     The Santa Fe Pacific board reaffirmed its commitment to its previously announced merger with Burlington Northern Inc.

     The board's decision was communicated in the following letter from Santa Fe Chairman, President and Chief Executive Officer Robert D. Krebs to Union Pacific President Richard Davidson.

     Dear Mr. Davidson:

          I am writing in response to your letters to me dated October 30 and November 1, 1994 in which you presented an amended proposal of Union Pacific Corporation (UP) to acquire Santa Fe Pacific Corporation (SFP) and discussed issues relating to whether the Interstate Commerce Commission
     (ICC) would approve a UP-SFP merger.

          The SFP board has instructed me to tell you that it has rejected UP's amended proposal, as further described in your November 1 letter and in earlier materials relating to the ICC issues that UP sent us (UP Amended Proposal). The board will continue to recommend to SFP's shareholders that they approve the merger between SFP and Burlington Northern Inc. (BN) called for in our present agreement with BN. The board and its advisors believe that a BN-SFP merger will be highly beneficial to SFP's shareholders as well as the public and that the ICC is likely to approve the BN-SFP merger.

          By contrast, the board and its advisors believe it is unlikely that the UP Amended Proposal would receive ICC approval. Whatever the exchange ratio provided for in the UP proposal, it would be of no benefit to SFP's shareholders if it would not receive the required regulatory approval. Your November 1 letter does not change our analysis.


                                   - more -

                                                                          Page 2
                                                                             SFP

          The board is not willing to recommend abandoning a highly advantageous transaction with BN in favor of a proposed transaction that not even UP or its retained advisors can say is likely to receive ICC approval.

          Under these circumstances, I must decline your invitation to have a meeting to discuss your proposal. Such a meeting would cause SFP to run an unacceptable risk of breaching its agreement with BN.

          As I have said twice before in letters to Drew Lewis, if UP makes a proposal at a fair price and with an adequate provision for a voting trust that would substantially eliminate the regulatory risk for SFP shareholders, the board would consider that proposal in light of its fiduciary duties.

                                       Sincerely,

                                       Robert D. Krebs
                                       Chairman, President and
                                       Chief Executive Officer


                                     # # #